UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 21, 2011

     RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of incorporation)	Number)	Identification No.)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2011, the Board of Directors (the “Board”) of Response Genetics, Inc. (the “Company”) appointed Thomas A. Bologna as Chief Executive Officer, effective immediately. Concurrently with his appointment as Chief Executive Officer, Mr. Bologna was also elected a member and Chairman of the Board, succeeding Kirk K. Calhoun as Chairman. Mr. Calhoun remains on the Board in the newly created position of Lead Director, as described in Item 8.01 below.

From April 2006 until his appointment as the Company’s Chief Executive Officer, Mr. Bologna, age 63, served as President and Chief Executive Officer of Orchid Cellmark, Inc., a public corporation that provides DNA identity testing services. From 2004 to 2005, Mr. Bologna was Chief Executive Officer, President, and a director of Quorex Pharmaceuticals, Inc., a pre-clinical stage anti-infective company. From 1997 to 2003, Mr. Bologna was Chief Executive Officer, President, and a director of Ostex International, Inc., which developed, manufactured, and marketed products for the management of osteoporosis, and from 1999 to 2003 he was also chairman of the board of Ostex. From 1996 to 1997, Mr. Bologna was a principal at Healthcare Venture Associates, a consulting firm. From 1994 to 1996, Mr. Bologna was Chief Executive Officer, President, and a director of Scriptgen Pharmaceuticals, Inc., a biotechnology company with proprietary drug-screening technology that developed orally active drugs to regulate gene expression. From 1987 to 1994, Mr. Bologna was Chief Executive Officer, President, and a director of Gen-Probe Incorporated, a biotechnology company commercializing molecular diagnostics products and services, and from 1992 to 1994 he was also chairman of the board of Gen-Probe. Mr. Bologna’s prior experience also includes senior-level positions with Becton Dickinson & Company and Warner-Lambert Company. Mr. Bologna currently serves as Chairman of the board of directors of Strategic Diagnostics Inc., a biotechnology company, and as a director of Aperio Technologies, Inc., a digital pathology company. Mr. Bologna received an M.B.A. and a B.S. from New York University.

The Board believes that Mr. Bologna is qualified to serve as Chairman of the Board based upon his experience in the biotechnology industry, experience with operations and with mergers and acquisitions, and his prior experience as the chief executive officer and chairman of the board of multiple public and private companies.

In connection with Mr. Bologna’s appointment as the Company’s Chief Executive Officer, the Company and Mr. Bologna entered into an employment agreement, with an initial term of three years, subject to either party’s right to terminate the agreement for any reason.  Pursuant to the employment agreement, Mr. Bologna is entitled to a minimum annual base salary of $558,000, an annual incentive bonus opportunity, a Company-funded $2 million life insurance policy, reimbursement of certain legal expenses incurred in connection with negotiating the agreement, and customary health and welfare benefits.

Pursuant to the employment agreement, and in reliance on NASDAQ Listing Rule 5636(c), the Company has agreed to grant Mr. Bologna (i) a stock option to purchase 600,000 shares of the Company’s common stock, which vests monthly over 36 months from the date of grant, subject to his continued employment with the Company, (ii) a stock option to purchase 300,000 shares of the Company’s common stock, which vests in two equal installments on the first day of the 18th and 36th calendar months from the date of grant, subject to his continued employment with the Company, or if earlier, the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $1.80, and (iii) 270,000 shares of restricted common stock of the Company, which vest on the date on which the 30-day trailing average closing price of the Company’s common stock equals or exceeds $2.40. The exercise price of the stock options is $1.20 per share—the closing price of the Company’s common stock on the day prior to the date of grant.

Upon a termination of employment by the Company without “cause,” by Mr. Bologna for “good reason,” due to Mr. Bologna’s death or disability, or in connection with a non-renewal of the employment agreement, Mr. Bologna will be entitled to receive the following severance benefits, subject to his execution of a release of claims against the Company and continued compliance with certain restrictive covenants that survive a termination of employment: a cash severance benefit equal to 1.5 times his base salary and highest annual bonus received in the preceding three years, a prorated target bonus for the year of termination, twenty-four months of additional vesting credit with respect to his stock options and up to five years in which to exercise such stock options, and three years of continued health and dental benefits for him and his dependents.  If Mr. Bologna voluntarily resigns without “good reason” after six months of continued employment, he will be entitled to a portion of the cash severance benefits described above, as well as the continued health and dental coverage.

Upon a change in control of the Company, all of Mr. Bologna’s stock options and restricted stock awards will vest in full, and Mr. Bologna will have up to five years in which to exercise such stock options.  In addition, Mr. Bologna will be entitled to reimbursement for all excise taxes incurred by him as a result of receiving any “parachute payments” in connection with such change in control.

Mr. Bologna’s employment agreement also contains customary confidentiality, assignment of inventions, non-competition, non-solicitation, and non-disparagement obligations.

The description of Mr. Bologna’s employment agreement and equity awards contained herein is qualified in its entirety by reference to the actual agreement (and related exhibits thereto) filed herewith as Exhibit 10.1.

Item 8.01  Other Events.

Effective upon Thomas A. Bologna’s appointment as Chairman of the Board, Kirk K. Calhoun, the outgoing Chairman, was elected to the newly created position of Lead Director. Denise McNairn, who had been serving as the Company’s Chief Executive Officer on an interim basis since July 22, 2011, will continue to serve as the Company’s Vice President, General Counsel, and Secretary.

On December 22, 2011, the Company issued a press release announcing the matters set forth in Items 5.02 and 8.01 of this Current Report on Form 8-K. A copy of the Company’s press release is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit #	Description

10.1	Employment Agreement, by and between the Company and Thomas A. Bologna, dated December 21, 2011.

99.1	Press Release, issued December 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: December 23, 2011	By:	/s/ Denise McNairn
Name: Denise McNairn
Title: Vice President, General Counsel, and Secretary